Exhibit 99.1

Egalet Completes $40 Million Secured Debt Financing

—An additional $40 million to be funded if ARYMO™ ER is approved by June 2017—

Wayne, Penn. — August 31, 2016 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced the completion of a secured debt offering of $40 million. Egalet plans to use the net proceeds from this transaction to repay all outstanding obligations to Hercules Capital, Inc. under its existing loan agreement, to support the approval and planned commercialization of ARYMO™ ER (Morphine Sulfate) extended-release tablets, an abuse-deterrent morphine, to support the development of Egalet-002, an abuse-deterrent, extended-release oxycodone, and for general corporate purposes. Morgan Stanley & Co. LLC acted as sole placement agent for the transaction.

Egalet received $40 million (before expenses) at the close of the transaction, and will receive an additional $40 million upon approval from the U.S. Food and Drug Administration (FDA) of ARYMO ER, if such approval is obtained on or before June 30, 2017. The notes bear interest at a rate of 13% per annum, paid semi-annually on March 20 and September 20 of each year, commencing on March 20, 2017. On each payment date, commencing on March 20, 2018, Egalet will pay an installment of principal of the notes pursuant to a straight-line fixed amortization schedule. However, if ARYMO ER is approved on or before June 30, 2017, in lieu of the straight-line fixed amortization schedule, on each payment date, commencing on March 20, 2018, Egalet will pay an installment of principal of the notes in an amount equal to 15% of the aggregate net sales of OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII, SPRIX® (ketorolac tromethamine) Nasal Spray, ARYMO ER and Egalet-002, less the amount of interest paid on the notes on such payment date. The stated maturity date of the notes is March 20, 2020, unless ARYMO ER is approved by the FDA on or before June 30, 2017, in which case the date will be September 20, 2033. The notes are redeemable at the option of Egalet at a redemption price which includes a make-whole premium until August 30, 2018 and thereafter, at a redemption price that includes a declining premium to par over four years. The notes are secured by substantially all of the property and assets (subject to certain exclusions) of Egalet Corporation and its subsidiaries.

Additionally, Egalet has sold a royalty right to the note purchasers, representing a right to receive an aggregate 1.5% royalty payment on net sales of SPRIX and OXAYDO. If ARYMO ER is approved by the FDA on or before June 30, 2017, in connection with the issuance of the second tranche of notes, Egalet will sell a royalty right to the note purchasers, representing a right to receive an aggregate 1.5% royalty payment on net sales of ARYMO ER. The royalty will be paid semi-annually, on the same dates as the notes and will be paid until December 31, 2019 unless ARYMO ER is approved by the FDA on or before June 30, 2017, in which case, December 31, 2020.

“This non-dilutive financing puts us in a good position to bring ARYMO ER through FDA approval and if approved commercial launch, to complete Egalet-002 late-stage development and to conduct additional research and development of other compounds employing our proprietary Guardian™ Technology,” said Bob Radie, president and chief executive officer of Egalet. “This financing combined with our existing cash on hand, SPRIX and OXAYDO product sales, and potential ARYMO sales, could take us to break even.”

For more information regarding the terms and conditions of the notes, please refer to the current report on form 8-K filed today by Egalet with the Securities and Exchange Commission.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has two approved products: OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using its proprietary Guardian Technology, Egalet is developing a pipeline of clinical-stage, product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO™ ER, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are being developed for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Egalet’s Guardian™ Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, including the boxed warning, please visit sprix.com. For full prescribing information on OXAYDO, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to anticipated labeling for ARYMO ER) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements about how the financing impacts Egalet’s financial position and potential ability to get to break-even, are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of its product candidates; Egalet’s ability to maintain the intellectual property position of its products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations and manage its expenses; Egalet’s ability to raise additional funds related to execute its business plan and growth strategy in terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: bcs@egalet.com

Tel: 917-432-9275